FINAL PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION



(Seven Fields Development (PA), Inc.)







This Final Plan of Complete Liquidation and
Dissolution (the "Plan") of Seven Fields Development
(PA), Inc. (the "Corporation"), a Pennsylvania corporation, is finalized by, ratified by and adopted by the Board of Directors of the Corporation in connection with, and shall be coordinated with, Final Plans of Liquidation and Dissolution of the following related companies:
(1) Seven Fields Development Company, a
Pennsylvania business trust ("SF Trust"), (2) Seven Fields
(DEL), Inc., a Delaware corporation ("SF Delaware"), and (3) Seven Fields Management, Inc., a Pennsylvania
corporation ("SF Management"), (which, with the Corporation, are hereinafter collectively referred to as the "SF Companies"). The Plan is approved as of October 29, 2001, but shall be deemed to be effective as of March 30, 2001, the date of the final approval of the Corporation's dissolution by the shareholders of the Corporation (the "Effective Date").







The Corporation acknowledges the following facts:







I.  The SF Companies were formed as
a result of a reorganization of Seven Fields
Development Corporation, which had been
 formed to carry out the development and
liquidation of certain parcels of real estate
 in Butler County, Pennsylvania pursuant to an order of Federal Bankruptcy Count of the Western District of Pennsylvania (the
 "Bankruptcy Court").







II.  The SF Trust, which is the direct
successor to the entities which were
placed under the protection of such
Bankruptcy Court, is charged with the
 repayment, to the extent its assets are
sufficient to do so, of certain investor debt obligations ("Investor Debt"), and only after the Investor Debt is repaid, with making distributions on equity interests of the SF
Trust ("Investor Equity"). However, the proceeds from the sale of the assets of the SF Trust will be insufficient to repay the debt obligations, and none of such proceeds will be available to pay any equity interests.







II.  Since the time of the order of
 the Bankruptcy Court, the SF Companies
 have developed and sold, on an ongoing
basis, substantially all of such parcels of real estate and related assets to unaffiliated third parties, with the result that the SF
Companies own only four significant parcels
 of commercial property (the "Remaining
Real Estate"), which Remaining Real Estate is under agreement of sale, with two parcels scheduled to be sold on or about October 31, 2001 and the remaining two being scheduled to be sold on or about June of 2002.







III.  The SF Companies are part of an
affiliated group, controlled and related as follows:







	1)  SF Trust is the operating
company and  the owner of the Remaining
Real Estate.







	2)  SF Management is a wholly
owned subsidiary of the Corporation and the Trustee of SF Trust.







	3)  SF Delaware is a wholly
 owned subsidiary of the Corporation and
the owner of 83% of the Investor Equity
and the Investor Debt of SF Trust, the other
 17% of Investor Equity and Investor Debt being held by approximately 700 individuals.







	4) All of the other SF
Companies are either direct or indirect
subsidiaries of the Corporation.







IV.  The Corporation desires to
cause the sale of the Remaining Real
Estate, to distribute its share of cash
resulting from the sale of the Remaining
 Real Estate and the other previously
sold assets of the SF Trust (to the extent that such cash has not been previously distributed), and to deposit the remaining portion of such cash in a liquidating trust created to hold such cash for approximately three years as a source of funds to pay any possible legitimate claims which may be payable as a result of the prior operations of the Corporation (the "Liquidating Trust").
The Corporation acknowledges that the SF
Trust is establishing its own liquidating trust
 to provide for any liabilities and expenses of the SF Trust. To the extent that the Corporation receives any rights in the SF Trust, as a result of liquidating distributions of SF Delaware or otherwise, it intends to cause such rights to be transferred immediately to its shareholders and/or the Liquidating Trust.







V.	As part of the plan of
 liquidation, the Board of Directors has
previously approved the dissolution of
the Corporation and recommended
such dissolution to the shareholders of
the Corporation which approved such
dissolution on March 30, 2001.











In light of the above facts, the
Board of Directors of the Corporation
 hereby adopts the following Plan of
 Liquidation.







	1.  Dissolution.  As promptly as
practical after the approval of the Plan by the Board of Directors, the Corporation shall be dissolved in accordance with the Pennsylvania
 Business Corporation Law of 1988, as amended,
 (the "BCL") and Section 331(a)(1) of the Internal
Revenue Tax Reform Act of 1986. All assets of the Corporation shall be distributed to the shareholders on or about October 31, 2001 or, in lieu of such distribution, shall be distributed to a Liquidating Trust on behalf of such shareholders as of such date.  (the
 "Final Liquidation Date")







	2.  Cessation of Business.
After the Effective Date, the Corporation shall not engage in any business activities, except for the purpose of preserving the value of its assets, properties and rights, winding up and settling its business affairs, and distributing its assets, properties and rights, in accordance with the Plan. The directors then in office and, at the discretion of the directors, the officers, shall continue in office solely for such purposes.







	3.  Notice to Creditors/Taxing
 Authorities. After the approval of the Plan by the Board of Directors, the Corporation shall cause notice of the winding up proceedings to be officially published one time in an English language newspaper of general circulation in Allegheny County, Pennsylvania, the Legal Journal and such other newspaper in any other geographic region where the Corporation conducted business, and shall cause notice of the winding up proceedings to be mailed by certified or registered mail to each known creditor and claimant and to each municipal corporation in which the Corporation's registered office or principal place of business in the Commonwealth of Pennsylvania or other state is located.







4.  Payment of Obligations, Etc.
The Corporation shall, as speedily as
 possible, proceed to collect all sums due it, convert into cash all corporate assets, the conversion of which into cash is required to discharge its known liabilities and, out of the assets of the Corporation, discharge or make adequate provision for the discharge of all known liabilities of the Corporation, according to their respective priorities.  The
Corporation shall further sell, exchange or otherwise dispose of or reduce to cash all of its other assets, properties and rights and, shall distribute to a liquidating trust formed on behalf of the shareholders of the Corporation
(the "Liquidating Trust") cash or other assets in an amount estimated by the Board of Directors to be necessary for the payment of estimated taxes and expenses (including expenses of liquidation, dissolution and distribution of assets) or to provide security for post-dissolution matured and unmatured claims. The Corporation shall also distribute to such Liquidating Trust any interest that the Corporation may have in the liquidating trust created by the SF Trust.







The officers and directors of the
Corporation are authorized and directed
 to negotiate and to consummate sales,
exchanges or other dispositions of all or any portion or portions of the Corporation's assets, properties and rights, on such terms and conditions as they in their discretion and judgment shall deem beneficial to the
Corporation, including the assumption by the purchaser(s) or other transferee(s) of any or all liabilities of the Corporation.







5.  Determination of Shareholder Interests.
 The interest of any shareholder in the assets, properties and rights of the Corporation shall be determined and fixed on the basis of such shareholder's record ownership of the outstanding shares of the Corporation at the close of business on the Final Liquidation Date. At such time, the share register and stock transfer books of the Corporation shall be closed. Thereafter, unless such register and books are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Pennsylvania, or otherwise, a shareholder's interest in the assets, properties and rights of the Corporation shall not be transferable by the negotiation of share certificates.







	6.  Intermediate Liquidating Distributions.
The Board of Directors may from time to time
 authorize one or more distributions of the assets, properties and rights of the Corporation, in cash or in kind, in a series of distributions in complete liquidation, retaining and reserving such assets, properties and rights as they may deem necessary to meet claims or liabilities of the Corporation or to continue the operation and maintenance of such of the Corporation's properties as have not been sold, exchanged or otherwise disposed of as of the time of any such distribution.







7.  Final Liquidating Distribution.
  At such time as the Board of Directors
of the Corporation may determine that all liabilities of the Corporation have been paid or provided for through the Liquidating Trust, including all costs of effecting and administering the Plan, and that there is no further need for the continuation of the Corporation, which date is determined to be the Final Liquidation Date as described above, the directors shall distribute any amount remaining in such fund to the
Liquidating Trust and/or to the shareholders, or their assignees, on a pro rata basis. Such distribution shall include the distribution of any and all rights which the Corporation may have in the liquidating trust of the SF Trust.







8.  Cancellation of Outstanding Shares.
 Each of the foregoing distributions in complete liquidation shall be in exchange solely for, in complete redemption and cancellation of, and in payment for, all of the outstanding shares of the Corporation. Upon the Final Liquidation Date all of the assets of the Corporation shall have been distributed, and each shareholder shall be deemed to have surrendered his or her certificate(s) for such shares in exchange for the distributions made on or about the Final Distribution Date. As of such Final Distribution Date no amount shall remain to be distributed to any shareholder except as through the Liquidating Trust. The Board of Directors hereby appoints the trustee of the Liquidating Trust to act on behalf of the Corporation to make a distribution or distributions from the Liquidating Trust provided herein.
The Corporation hereby directs that the Liquidating Trustee
 distribute all but $50,000 of such funds as soon as practicable after October 31, 2001 and directs that such funds be held pursuant to the Liquidating Trust
Agreement, in the form attached hereto as Exhibit A.
From and after the distribution of all funds in excess of such amount to the shareholders no share certificate held by a shareholder shall entitle the shareholder to any distribution from the Corporation and all such certificates shall be deemed to be surrendered and cancelled.







9.  Certificates and Filings.  When
all liabilities of the Corporation have been discharged, or adequate provision has been made therefor through the Liquidating
 Trust, and all of the remaining assets,
 properties and rights of the Corporation have been distributed or fairly and equitably applied to the payment of the Corporation's liabilities, the Corporation shall execute and file Articles of Dissolution with the Department of State of the Commonwealth of Pennsylvania,
 terminating the existence of the Corporation.
The Corporation shall prepare and file final
 income and other tax returns or reports
required of the Corporation by law, and shall prepare and file or deliver at such times as the directors deem necessary or proper, all other forms, returns, documents, instruments and information required to be filed by the taxing and other governmental authorities with
 jurisdiction over the Corporation, by reason of the complete liquidation and dissolution of the Corporation.







10.  Post-dissolution Claims.
The Corporation shall be dissolved in
accordance with the procedures set forth in Chapter 19, Subchapter F of the BCL, provided that claims shall be paid out of the funds of the Liquidating Trust on behalf of the Corporation.







11.  Authorization.  The Board of
Directors and, if authorized by the directors,
 the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the
 purposes of the Plan, including the
 execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The directors may authorize
such variations from or amendments to
the provisions of the Plan as may be
necessary or appropriate to effectuate
the complete liquidation, dissolution
and termination of existence of the
Corporation, and the distribution of its assets to its shareholders in accordance with the laws of the Commonwealth of Pennsylvania. The death, resignation, or other disability of any director or officer of the Corporation shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan.
 Upon such death, resignation or other
 disability, the surviving or remaining
director(s), or, if there be none, the surviving
 or remaining officer(s), shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan.







ATTEST:		SEVEN FIELDS DEVELOPMENT
                                                     (PA), INC.











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